Filed Pursuant to Rule 433

Issuer Free Writing Prospectus

Dated September 29, 2014

(To Preliminary Prospectus dated September 26, 2014)

Registration Statement No. 333-198333

On September 29, 2014, Brian Halligan, the Chief Executive Officer of HubSpot, Inc. (the “Company”), sent an email message to certain business affiliates of the Company advising that a certain number of shares to be offered in the Company’s initial public offering (the “IPO”) would be made available through the platform maintained by LOYAL3 Securities, Inc. The content of that email is set forth below.

Information on, or accessible through, the LOYAL3 Securities, Inc. website or any of the websites cited in either the video or transcript is not part of this Free Writing Prospectus, nor is it part of the preliminary prospectus or registration statement.

Subject: HubSpot is Going Public. You’re Invited.

HubSpot Partners,

HubSpot is going public. We founded HubSpot because we wanted to transform how businesses market and sell, and match the way people actually shop and buy. As someone who is a partner of ours, and has helped us further this inbound movement, we wanted to say thanks.

We’re absolutely thrilled to provide you with the opportunity to participate in our IPO at the same price, and at the same time, as Wall Street. At our request, the underwriters have reserved up to 5% of the common shares to be sold by HubSpot in the IPO, to be offered through LOYAL3, at the initial public offering price.

You can elect to purchase shares in our IPO through LOYAL3 starting at $100, with no transaction fees. Please know this opportunity is not transferable to others.

For more information, or to view a preliminary prospectus and to enroll, click: HubSpot IPO through the LOYAL3 Platform.

On behalf of the whole HubSpot team, from the bottom of our hearts, thank you. We realize that if it were not for you, we wouldn’t be the success we are today, and we wanted to show how much we appreciate that.

Brian Halligan, CEO

HubSpot, Inc. (the “Company”) has filed a registration statement (including a preliminary prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, a copy of the preliminary prospectus may be obtained online or by requesting a copy from LOYAL3 Securities, Inc. by calling toll-free 1-855-256-9253 or emailing support@loyal3.com. For US residents only.

LOYAL3 Securities, Inc. is a US-registered broker-dealer.